Exhibit 99.1

Allergan Reports Solid Top-Line Execution in Third Quarter 2017 with 11% Increase in GAAP Net Revenues to $4.03 Billion

-- Q3 2017 GAAP Continuing Operations Loss Per Share of $12.05; Q3 Non-GAAP Performance Net Income Per Share of $4.15 --

-- Q3 2017 GAAP Operating Loss from Continuing Operations of $4.02 Billion; Q3 Non-GAAP Adjusted Operating Income from Continuing Operations of $1.97 Billion --

-- Q3 2017 GAAP Revenue Growth Versus Prior Year Quarter Powered by BOTOX®, JUVÉDERM® Collection, LINZESS®, ALLODERM®, CoolSculpting® and New Products --

-- Company Recorded Impairment Charges of $4.1 Billion, Primarily Related to RESTASIS® and ACZONE® --

-- Company Recorded an Other-Than-Temporary Impairment of Teva Securities of $1.3 Billion --

-- Allergan Continues to Advance Six "Star" R&D Programs --

-- Company Narrows Full-Year 2017 Non-GAAP Net Revenue and Full-Year 2017 Non-GAAP Performance Net Income Per Share Guidance --
DUBLIN, Nov. 1, 2017 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its third quarter 2017 continuing operations performance.

Third Quarter 2017 Continuing Operations

(unaudited; $ in millions, except per share amounts)	Q3 '17	Q3 '16	Q2 '17	Q3 '17 v Q3 '16	Q3 '17 v Q2 '17	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	2017 v 2016
Total net revenues**	$4,034.3	$3,622.2	$4,007.4	11.4%	0.7%	$11,614.6	$10,706.3	8.5%

Operating (Loss)	$(4,022.3)	$(266.4)	$(902.4)	1409.9%	345.7%	$(5,830.7)	$(925.5)	530.0%
Diluted EPS - Continuing Operations	$(12.05)	$(1.15)	$(2.35)	947.8%	412.8%	$(22.23)	$(2.81)	691.1%
SG&A Expense	$1,169.7	$1,157.2	$1,395.0	1.1%	(16.2)%	$3,749.9	$3,463.5	8.3%
R&D Expense	$442.6	$622.8	$489.4	(28.9)%	(9.6)%	$1,691.9	$1,662.4	1.8%
Continuing Operations Tax Rate	29.3%	29.5%	44.8%	(0.2)%	(15.5)%	27.6%	48.0%	(20.4)%

Non-GAAP Adjusted Operating Income	$1,968.2	$1,784.4	$1,887.2	10.3%	4.3%	$5,473.2	$5,376.6	1.8%
Non-GAAP Performance Net Income Per Share	$4.15	$3.32	$4.02	25.0%	3.2%	$11.51	$9.66	19.2%
Non-GAAP Adjusted EBITDA	$2,051.7	$1,902.2	$2,027.2	7.9%	1.2%	$5,813.1	$5,653.0	2.8%
Non-GAAP SG&A Expense	$1,099.6	$1,006.9	$1,216.5	9.2%	(9.6)%	$3,422.0	$3,014.7	13.5%
Non-GAAP R&D Expense	$405.3	$386.4	$393.9	4.9%	2.9%	$1,193.1	$1,007.9	18.4%
Non-GAAP Continuing Operations Tax Rate	13.1%	8.2%	13.1%	4.9%	0.0%	13.1%	8.3%	4.8%

** Excludes the reclassification of revenues of ($23.7) million and ($80.0) million in the three and nine months ended September 30, 2016, respectively, related to the portion of Allergan product revenues sold by our former Anda Distribution Business into discontinued operations.

Total net revenues were $4.03 billion, an 11.4 percent increase from the prior year quarter, driven by BOTOX®, JUVÉDERM® Collection, LINZESS®, ALLODERM®, CoolSculpting® and new products, including VRAYLAR™, NAMZARIC® and VIBERZI®. The increase was partially offset by lower revenues from MINASTRIN® and ASACOL® HD due to the loss of patent exclusivity, and the continuing decline in NAMENDA XR®.

"Allergan's results and outlook demonstrate the foundational strength of our Company. Our 11 percent revenue growth in the third quarter was powered by significant year-over-year gains from many of our top products, including BOTOX®, JUVÉDERM® Collection, LINZESS®, ALLODERM® and CoolSculpting®. We tightly managed our SG&A expenses, and our R&D team is making important progress across key programs, especially in advancing our six 'stars', including the NDA acceptance of Esmya for uterine fibroids," said Brent Saunders, Chairman and CEO of Allergan. "I continue to be very proud of our team and the work they are doing to advance patient care. Their focus and dedication, despite headwinds, is a hallmark of the bold team we have built at Allergan."

Regarding the RESTASIS® Federal District Court decision, Saunders added, "We have strong arguments for an appeal and we filed a notice of appeal with the Court. If a generic product enters the market, Allergan is ready to mitigate that impact by growing our base business, reducing costs and deploying our balance sheet. We will also deliver on our capital commitments, including increasing our dividend and paying down debt."

Third-Quarter 2017 Performance

GAAP operating loss from continuing operations in the third quarter 2017 was $4.02 billion, which includes the impact of amortization, asset sales and impairments, net, in-process research and development (R&D) impairments and foreign exchange transactional losses. Non-GAAP adjusted operating income from continuing operations in the third quarter of 2017 was $1.97 billion, an increase of 10.3 percent versus prior year quarter.

Operating Expenses

Total GAAP Selling, General and Administrative (SG&A) Expense was $1.17 billion for the third quarter 2017, compared to $1.16 billion in the prior year quarter. Total non-GAAP SG&A expense increased to $1.10 billion for the third quarter 2017, compared to $1.01 billion in the prior year period, primarily due to a period-over-period foreign exchange transactional loss of $67 million, as well as costs associated with the additions of the ALLODERM® and CoolSculpting® businesses. GAAP R&D investment for the third quarter of 2017 was $442.6 million, compared to $622.8 million in the third quarter of 2016. Non-GAAP R&D investment for the third quarter 2017 was $405.3 million, an increase of 4.9 percent over the prior year quarter, due to increased costs associated with clinical programs.

Asset Sales & Impairments, Net and In-Process R&D Impairments

The Company evaluated all of its dry eye related assets for impairment as a result of the U.S. District Court for the Eastern District of Texas issuing an adverse trial decision finding that the four asserted patents covering RESTASIS® (Cyclosporine Ophthalmic Emulsion) 0.05% are invalid. As a result of our review of all potential scenarios relating to these assets, the Company recognized an impairment of $3.2 billion related to RESTASIS®, as well as an impairment of $164.0 million related to other Dry Eye IPR&D assets obtained in the Allergan acquisition in the three months ended September 30, 2017. The Company also impaired the intangible asset related to ACZONE® by $646.0 million as a result of branded acne market erosion. Additionally, the Company impaired an IPR&D asset acquired as part of the Warner Chilcott acquisition by $21.0 million in the three months ended September 30, 2017 ($278.0 million in the nine months ended September 30, 2017), due to a delay in anticipated launch of a women's healthcare project and an anticipated decrease in product demand. The Company excludes asset sales and impairments, net and in-process research and development impairments from its Non-GAAP performance net income attributable to shareholders as well as Adjusted EBITDA and Adjusted Operating Income.

Amortization, Other Income (Expense) Net, Tax and Capitalization

Amortization expense from continuing operations for the third quarter 2017 was $1.78 billion, compared to $1.61 billion in the third quarter of 2016. Included within other income (expense), net in the three months ended September 30, 2017 is the other-than-temporary impairment of Teva securities of $1.3 billion. The Company's GAAP continuing operations tax rate was 29.3 percent in the third quarter 2017. The Company's non-GAAP adjusted continuing operations tax rate was 13.1 percent in the third quarter 2017. As of September 30, 2017, Allergan had cash and marketable securities of $5.4 billion and outstanding indebtedness of $30.3 billion.

Discontinued Operations and Continuing Operations

As a result of the divestiture of the Company's generics business and the divestiture of the Company's Anda Distribution business in 2016, the financial results of those businesses have been reclassified to discontinued operations for all periods presented in our consolidated financial statements up through the date of the divestitures. Included in segment revenues in the three months ended September 30, 2016 are product sales that were sold by the Anda Distribution business once the Anda Distribution business had sold the product to a third-party customer. These sales are included in segment results and are excluded from total continuing operations revenues through a reduction to Corporate revenues. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third-party branded products distributed by Anda Distribution.

Third Quarter 2017 Business Segment Results U.S. Specialized Therapeutics Segment Information

(Unaudited; $ in millions)	Three Months Ended September 30,
	2017	2016 (1)
Eye Care	$635.3	$608.5
Total Medical Aesthetics	602.3	388.9
Facial Aesthetics	314.9	293.7
Plastic Surgery	58.0	52.2
Regenerative Medicine	113.7	-
Body Contouring	83.4	-
Skin Care	32.3	43.0
Medical Dermatology	86.9	116.1
Neuroscience & Urology	380.4	330.7
Other Revenues	19.9	9.0
Net revenues	$1,724.8	$1,453.2
Operating expenses:
Cost of sales(2)	131.4	69.2
Selling and marketing	353.5	292.4
General and administrative	54.8	41.2
Segment contribution	$1,185.1	$1,050.4
Segment margin	68.7%	72.3%
Segment gross margin(3)	92.4%	95.2%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. Specialized Therapeutics net revenues in the third quarter of 2017 were $1.7 billion, an increase of 18.7 percent versus prior year quarter, driven primarily by the addition of ALLODERM® and CoolSculpting®, as well as growth in BOTOX®, JUVÉDERM® Collection and Eye Care, offset by decreased revenues in Dermatology.

Eye Care

  Allergan's Eye Care franchise delivered solid results versus prior year.
    RESTASIS® net revenues of $366.8 million in the third quarter of 2017 increased 2.9 percent versus the prior year quarter.
    The Glaucoma franchise remained stable with ALPHAGAN®/COMBIGAN® net revenues in the third quarter of 2017 experiencing a modest decline to $92.7 million, while LUMIGAN®/GANFORT® net revenues increased 6.4 percent versus the prior year quarter to $83.3 million.
    OZURDEX® net revenues in the third quarter of 2017 increased 17.7 percent from the prior year quarter to $24.6 million, driven by continued strong demand.

Medical Aesthetics

  The Facial Aesthetics franchise continues to deliver strong growth with revenues increasing 7.2 percent versus prior year quarter.
    BOTOX® Cosmetic net revenues in the third quarter of 2017 were $189.7 million, up 8.7 percent versus prior year quarter, reflecting continued strong volume growth.
    JUVÉDERM® Collection (defined as JUVÉDERM®, VOLUMA® and other fillers) net revenues in the third quarter of 2017 were $115.6 million, up 10.1 percent versus prior year quarter, driven by continued strong demand and market share gains.
    KYBELLA® net revenues in the third quarter of 2017 were $9.6 million, a decrease of 32.4 percent from the prior year quarter, primarily due to the impact of lower promotional effort in the third quarter of 2017 versus prior year.
  Regenerative Medicine
    ALLODERM® net revenues in the third quarter of 2017 were $84.6 million.
    STRATTICE™ net revenues, a component of "Other Regenerative Medicine," were $26.6 million in the third quarter of 2017.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the third quarter of 2017 were $83.4 million.
  Plastic Surgery
    Breast implant net revenues in the third quarter of 2017 were $58.0 million, an increase of 13.5 percent versus prior year quarter, driven by higher demand following the launch of INSPIRA™ breast implants.
  Skin Care
    SkinMedica® net revenues in the third quarter of 2017 were $18.7 million, a decrease of 27.5 percent compared with the third quarter of 2016, due to timing of promotional programs.

Medical Dermatology

  ACZONE® net revenues in the third quarter of 2017 were $46.7 million, a decrease of 32.3 percent, primarily impacted by generic pressure on the branded acne category and higher discounts for formulary coverage.
  TAZORAC® net revenues in the third quarter of 2017 were $15.1 million, a decrease of 45.1 percent, primarily due to continued generic competition.

Neurosciences & Urology

  BOTOX® Therapeutic net revenues in the third quarter of 2017 were $352.1 million, an increase of 15.3 percent versus the prior year quarter, primarily driven by continued strong demand in the chronic migraine and adult spasticity indications.
  RAPAFLO® net revenues in the third quarter of 2017 were $28.3 million, an increase of 12.3 percent versus prior year quarter.

U.S. Specialized Therapeutics gross margin for the third quarter of 2017 was 92.4 percent, impacted by the contribution of the ALLODERM® and CoolSculpting® businesses. SG&A expenses in the segment for the third quarter 2017 were $408.3 million. Selling and marketing expenses in the segment for the third quarter 2017 were $353.5 million, an increase of 21 percent versus prior year quarter mainly attributed to the contribution of the ALLODERM® and CoolSculpting® businesses. General and administrative expenses at the segment level for the third quarter 2017 were $54.8 million, an increase of 33 percent versus prior year quarter, attributed in part to the addition of the ALLODERM® and CoolSculpting® businesses. Segment contribution for the third quarter 2017 remained strong at $1.19 billion, an increase of 13 percent versus the prior year quarter, driven by increased revenues following recent acquisitions.

U.S. General Medicine Segment Information

(Unaudited; $ in millions)	Three Months Ended September 30,
	2017	2016 (1)
Central Nervous System	$355.2	$325.5
Gastrointestinal	443.5	431.4
Women's Health	265.7	305.3
Anti-Infectives	67.2	52.5
Diversified Brands	318.7	319.3
Other Revenues	47.1	54.1
Net revenues	$1,497.4	$1,488.1
Operating expenses:
Cost of sales(2)	225.5	215.1
Selling and marketing	247.7	292.8
General and administrative	47.7	42.3
Segment contribution	$976.5	$937.9
Segment margin	65.2%	63.0%
Segment gross margin(3)	84.9%	85.5%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. General Medicine net revenues in the third quarter 2017 were $1.5 billion, remaining stable versus the prior year quarter, driven by strong growth from LINZESS®, VRAYLAR™, NAMZARIC® and Lo LOESTRIN®, offset by lower revenues from MINASTRIN®, ASACOL® and NAMENDA XR ® due to generic competition and product conversion.

Central Nervous System

  NAMENDA XR® net revenues in the third quarter of 2017 were $114.3 million, a decrease of 22.2 percent versus the prior year quarter, driven primarily by lower demand as a result of a reduction in promotional support and continued conversion to NAMZARIC®.
  NAMZARIC® net revenues in the third quarter of 2017 increased to $37.0 million from $14.9 million in the prior year quarter driven by increased demand.
  VRAYLAR™ net revenues in the third quarter of 2017 were strong at $80.2 million, driven by demand growth.
  VIIBRYD®/FETZIMA® net revenues in the third quarter of 2017 were $86.5 million, a decrease of 1.3 percent versus the prior year quarter.
  SAPHRIS® net revenues in the third quarter of 2017 were $37.2 million, a decrease of 8.8 percent versus the prior year quarter, primarily impacted by lower demand.

Gastrointestinal

  LINZESS® net revenues in the third quarter of 2017 were $190.9 million, an increase of 16.1 percent versus prior year quarter, driven by strong demand growth and favorable year-over-year trade buying patterns.
  VIBERZI® net revenues in the third quarter of 2017 were $40.9 million, driven by continued demand growth.
  ASACOL®/DELZICOL® net revenues in the third quarter of 2017 were $49.5 million, a decrease of 31.4 percent versus the prior year quarter, impacted by generic entry for ASACOL® HD and a decline in demand for DELZICOL®.
  ZENPEP® net revenues in the third quarter of 2017 were $56.8, an increase of 8.2 percent versus the prior year quarter.
  CARAFATE®/SULCRATE® net revenues in the third quarter of 2017 were $58.7 million, an increase of 4.1 percent versus the prior year quarter.

Women's Health

  Lo LOESTRIN® net revenues in the third quarter of 2017 were $120.0 million, up 13.5 percent versus prior year quarter, driven by strong prescription growth and higher average selling prices. Lo LOESTRIN® remains the number one prescribed branded oral contraceptive.
  ESTRACE® Cream net revenues in the third quarter were $101.6 million, an increase of 3.0 percent versus prior year quarter.
  MINASTRIN® 24 net revenues in the third quarter of 2017 were $3.6 million, a decrease of 95.8 percent versus prior year quarter, impacted by loss of patent exclusivity for MINASTRIN® 24 on March 15, 2017.
  TAYTULLA™ net revenues, a component of "Other Women's Health," were $21.0 million in the third quarter of 2017 following launch of this new oral contraceptive soft gel product in November 2016.

Anti-Infectives

  TEFLARO® net revenues in the third quarter of 2017 were $29.1 million, a decrease of 12.6 percent versus prior year quarter, primarily impacted by generic competition in the category.
  DALVANCE® net revenues in the third quarter of 2017 were $16.1 million compared to $10.3 million in the prior year quarter, driven by increasing demand.
  AVYCAZ® net revenues in the third quarter of 2017 were $16.9 million versus $4.8 million in the third quarter of 2016, a period of supply disruption.

Diversified Brands and Other Products

  Diversified Brands net revenues in the third quarter of 2017 were stable at $318.7 million, compared to $319.3 million in the prior year quarter.
  Within Diversified Brands, BYSTOLIC®/BYVALSON® net revenues in the third quarter of 2017 were stable at $164.2 million. BYSTOLIC® remains the flagship product of Allergan's primary care sales force.

U.S. General Medicine gross margin for the third quarter of 2017 decreased to 84.9 percent as unfavorable product mix offset the impact of the Company reacquiring rights to select licensed products in the segment, which had the impact of lowering royalty expense on these products. SG&A expenses in the segment were $295.4 million in the third quarter of 2017. Selling and marketing expenses in the segment were $247.7 million, a decrease of 15 percent versus prior year quarter, due to a decrease in sales force and other promotional expenses. General and administrative expenses increased to $47.7 million at the segment level. Segment contribution for the third quarter 2017 was $976.5 million.

International Segment Information

(Unaudited; $ in millions)	Three Months Ended September 30,
	2017	2016
Eye Care	$317.9	$294.2
Total Medical Aesthetics	331.1	251.0
Facial Aesthetics	259.6	212.6
Plastic Surgery	38.5	35.8
Regenerative Medicine	5.1	-
Body Contouring	24.0	-
Skin Care	3.9	2.6
Botox Therapeutics and Other	141.8	134.6
Other Revenues	17.0	18.0
Net revenues	$807.8	$697.8
Operating expenses:
Cost of sales(1)	116.3	95.1
Selling and marketing	224.8	188.2
General and administrative	28.3	28.0
Segment contribution	$438.4	$386.5
Segment margin	54.3%	55.4%
Segment gross margin (2)	85.6%	86.4%

(1) Excludes amortization and impairment of acquired intangibles including product rights as well as indirect cost of sales not attributable to segment results.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

International net revenues were $807.8 million, an increase of 13.7 percent versus prior year quarter excluding foreign exchange impact, driven by growth in Facial Aesthetics, Eye Care and the addition of CoolSculpting®.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic net revenues in the third quarter of 2017 were $131.5 million, an increase of 15.3 percent versus prior year quarter excluding foreign exchange impact, driven by continued strong growth in Latin America/Canada and Asia Pacific/Middle East/Africa.
    JUVÉDERM® Collection net revenues in the third quarter of 2017 were $126.5 million, an increase of 27.8 percent versus prior year quarter excluding foreign exchange impact, reflecting continued strong performance across all regions.
  Plastic Surgery
    Breast implant net revenues in the third quarter of 2017 were $38.1 million, an increase of 7.0 percent versus prior year quarter, excluding foreign exchange impact.
  Body Contouring
    CoolSculpting® net revenues (including both CoolSculpting® Systems/Applicators and Consumables) in the third quarter of 2017 were $24.0 million.

Eye Care

  LUMIGAN®/GANFORT® and ALPHAGAN®/COMBIGAN® net revenues in the third quarter of 2017 were $91.5 million and $43.4 million, respectively, reflecting continued stable performance across Allergan's glaucoma product franchise.
  OZURDEX® net revenues in the third quarter of 2017 were $50.2 million, up 12.0 percent versus prior year quarter excluding foreign exchange impact, reflecting strong demand across all regions.
  OPTIVE® net revenues in the third quarter of 2017 were $28.4 million, up 7.0 percent versus prior year quarter excluding foreign exchange impact, reflecting strong demand in Latin America/Canada and Asia Pacific/Middle East/Africa.

Botox Therapeutic & Other Products

  BOTOX® Therapeutic net revenues in the third quarter of 2017 were $84.4 million, up 4.9 percent versus prior year quarter excluding foreign exchange impact.
  ASACOL®/DELZICOL® revenues in the third quarter of 2017 were $11.9 million, a decrease of 17.6 percent versus prior year quarter excluding foreign exchange impact.

International gross margin for the third quarter of 2017 was 85.6 percent. SG&A expenses in the segment were $253.1 million in the third quarter of 2017. Selling and marketing expenses in the segment were $224.8 million, an increase of 17 percent versus prior year excluding foreign exchange impact, in line with higher sales and the addition of CoolSculpting®. Segment contribution was $438.4 million.

Corporate Function

Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities, corporate general and administrative expenses and corporate initiatives.

Pipeline Update

Allergan R&D continues to deliver on its pipeline. Key development highlights included:

U.S. and International Branded Product Approvals and Launches

  Allergan received approval from the U.S. Food and Drug Administration (FDA) for BOTOX® Cosmetic for the temporary improvement in the appearance of moderate to severe forehead lines associated with frontalis muscle activity in adults. This marks the third approved indication for BOTOX® Cosmetic, in addition to crow's feet and glabellar lines.

Regulatory Milestones & Clinical Updates

  Allergan announced the FDA has accepted the New Drug Application (NDA) for ulipristal acetate, an investigational drug for the treatment of abnormal uterine bleeding in women with uterine fibroids.
  Allergan announced the FDA has accepted a supplemental New Drug Application (sNDA) for AVYCAZ® (ceftazidime and avibactam) for priority review. The sNDA filing seeks to expand the current indications for AVYCAZ® to include hospital-acquired bacterial pneumonia/ventilator-associated bacterial pneumonia (HABP/VABP) in adult patients based on positive results from a Phase 3 clinical trial evaluating AVYCAZ® for the treatment of patients with HABP/VABP. The FDA granted priority review status to the application based on the previous Qualified Infectious Disease Product (QIDP) designation for AVYCAZ®, and is expected to take action on the filing in the first quarter of 2018.
  Allergan announced top-line results from new data for the CENTAUR Phase 2b study which supports the anti-fibrotic efficacy and safety of Cenicriviroc (CVC) for the treatment of liver fibrosis in adults with NASH. The Company plans to conduct additional subanalyses of the CENTAUR study and will discuss the data with regulatory authorities to determine whether study modifications may be required. Allergan is currently enrolling patients in a 2,000-patient phase 3 clinical trial of CVC. The primary composite endpoint in the AURORA trial is reduction in fibrosis by at least one stage with no worsening of NASH at one year.
  Allergan received a Refusal to File (RTF) letter from the FDA regarding its Supplemental New Drug Application (sNDA) for VRAYLAR™ (cariprazine) for treatment of negative symptoms associated with schizophrenia in adult patients. Under its preliminary review, FDA determined that the sNDA for treatment of negative symptoms was not sufficiently complete to permit a substantive review. Allergan has scheduled a meeting with the FDA in December to address the issues in the RTF letter.
  Allergan initiated patient screening in a Phase 3 study of Relamorelin, the Company's ghrelin agonist being studied as a treatment for diabetic gastroparesis. Allergan expects to begin dosing patients in the Phase 3 study in the coming weeks.

Allergan Narrows Full Year 2017 Non-GAAP Continuing Operations Guidance

	Previous Guidance		Current Guidance
Full Year 2017	GAAP	NON-GAAP	GAAP	NON-GAAP

Total Net Revenues	$15,850 – $16,050 million	$15,850 – $16,050 million	$15,875 – $16,025 million	$15,875 – $16,025 million
Gross Margin (as a % of revenues)	~86.0% - 86.5%	~86.5% - 87.0%	~86.0% - 86.5%	~86.5-87.0%
SG&A Expense	~$4.950 - $5.050 billion	~$4.500 - $4.600 billion	~$4.950 - $5.050 billion	~$4.500 - $4.600 billion
R&D Expense	~$2.15 billion	~$1.60 billion	~$2.15 billion	~$1.60 billion
Net Interest Expense/Other Income (Expense)	~$3.05 billion	~$1.00 billion	~$4.35 billion	~$1.00 billion
Tax Rate[1]	~25.5%	~13.0%	~36%	~13.0%
Net Income / (Loss) Per Share[2]	$(10.80) - $(11.20)	$16.05 - $16.45	$(20.05) - $(20.35)	$16.15 - $16.45
Average 2017 Share Count[3]	~334 million shares	~356 million shares	~334 million shares	~356 million shares

1 Includes the net tax benefit of approximately $795.0 million resulting from changes to the internal structure of the Company that occurred in October 2017. This is due to certain temporary differences expected to reverse at tax rates different than what was originally recorded.

2 GAAP represents EPS for ordinary shareholders. GAAP (loss) per share includes the impact of amortization of approximately
$7.2 billion, IPR&D impairments and asset sales and impairments, net of $5.15 billion and dividends on preferred shares of approximately $278 million. Non-GAAP represents performance net income per share.

3 GAAP EPS shares do not include dilution of shares as earnings are a net loss.  As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.

Third Quarter 2017 Conference Call and Webcast Details

Allergan will host a conference call and webcast today, Wednesday, November 1, at 8:30 a.m. Eastern Time to discuss its third quarter 2017 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 65879759. A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion, and will remain available through 11:30 p.m. Eastern Time on December 1, 2017. The replay may be accessed by dialing (855) 859-2056 and entering the conference ID 65879759. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID.

To access the live webcast, please visit Allergan's Investor Relations Web site at https://www.allergan.com/investors. A replay of the webcast will also be available.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry with 60+ mid-to-late stage pipeline programs currently in development.

Allergan's success is powered by our more than 18,000 global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; uncertainty associated with financial projections, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2016 and Allergan's Quarterly Report on Form 10-Q for the period ended June 30, 2017. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

The following presents Allergan plc's statement of operations for the three and nine months ended September 30, 2017 and 2016:
Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net revenues	$4,034.3	$3,622.2	$11,614.6	$10,706.3

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	586.5	462.2	1,587.1	1,381.1
Research and development	442.6	622.8	1,691.9	1,662.4
Selling, general and administrative	1,169.7	1,157.2	3,749.9	3,463.5
Amortization	1,781.0	1,609.1	5,274.9	4,831.9
In-process research and development impairments	202.0	42.0	1,245.3	316.9
Asset sales and impairments, net	3,874.8	(4.7)	3,896.2	(24.0)
Total operating expenses	8,056.6	3,888.6	17,445.3	11,631.8
Operating (loss)	(4,022.3)	(266.4)	(5,830.7)	(925.5)

Non-operating income (expense):
Interest income	11.1	18.1	53.0	23.5
Interest (expense)	(265.2)	(324.3)	(832.3)	(1,002.9)
Other income (expense), net	(1,310.3)	33.6	(3,366.6)	184.2
Total other income (expense), net	(1,564.4)	(272.6)	(4,145.9)	(795.2)
(Loss) before income taxes and noncontrolling interest	(5,586.7)	(539.0)	(9,976.6)	(1,720.7)
(Benefit) for income taxes	(1,638.8)	(158.9)	(2,752.1)	(825.8)
Net (loss) from continuing operations, net of tax	(3,947.9)	(380.1)	(7,224.5)	(894.9)
(Loss) / income from discontinued operations, net of tax	(6.1)	15,601.9	(17.6)	15,873.2
Net (loss) / income	(3,954.0)	15,221.8	(7,242.1)	14,978.3
(Income) attributable to noncontrolling interest	(1.7)	(1.8)	(4.7)	(4.3)
Net (loss) / income attributable to shareholders	(3,955.7)	15,220.0	(7,246.8)	14,974.0
Dividends on preferred shares	69.6	69.6	208.8	208.8
Net (loss) / income attributable to ordinary shareholders	$(4,025.3)	$15,150.4	$(7,455.6)	$14,765.2

(Loss) / income per share attributable to ordinary shareholders - basic:
Continuing operations	$(12.05)	$(1.15)	$(22.23)	$(2.81)
Discontinued operations	(0.02)	39.73	(0.05)	40.25
Net (loss) /income per share - basic	$(12.07)	$38.58	$(22.28)	$37.44
(Loss) / income per share attributable to ordinary shareholders - diluted:
Continuing operations	$(12.05)	$(1.15)	$(22.23)	$(2.81)
Discontinued operations	(0.02)	39.73	(0.05)	40.25
Net (loss) /income per share - diluted	$(12.07)	$38.58	$(22.28)	$37.44

Dividends per ordinary share	$0.70	$-	$2.10	$-

Weighted average shares outstanding:
Basic	333.5	392.7	334.6	394.4
Diluted	333.5	392.7	334.6	394.4

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S., and international for the three and nine months ended September 30, 2017 and 2016.

Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended September 30, 2017					Three Months Ended September 30, 2016					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage
Botox®	$558.6	$-	$215.9	$-	$774.5	$496.3	$-	$193.4	$-	$689.7	$84.8	12.3%
Restasis®	366.8	-	15.5	-	382.3	356.4	-	15.4	-	371.8	10.5	2.8%
Juvederm Collection**	115.6	-	126.5	-	242.1	105.0	-	96.8	-	201.8	40.3	20.0%
Linzess®/Constella®	-	190.9	5.7	-	196.6	-	164.4	4.3	-	168.7	27.9	16.5%
Lumigan®/Ganfort®	83.3	-	91.5	-	174.8	78.3	-	86.6	-	164.9	9.9	6.0%
Bystolic® /Byvalson®	-	164.2	0.5	-	164.7	-	165.1	0.5	-	165.6	(0.9)	(0.5)%
Alphagan®/Combigan®	92.7	-	43.4	-	136.1	93.4	-	41.3	-	134.7	1.4	1.0%
Eye Drops	53.7	-	71.2	-	124.9	50.2	-	67.7	-	117.9	7.0	5.9%
Lo Loestrin®	-	120.0	-	-	120.0	-	105.7	-	-	105.7	14.3	13.5%
Namenda XR®	-	114.3	-	-	114.3	-	146.9	-	-	146.9	(32.6)	(22.2)%
Estrace® Cream	-	101.6	-	-	101.6	-	98.6	-	-	98.6	3.0	3.0%
Breast Implants	58.0	-	38.1	-	96.1	51.1	-	35.6	-	86.7	9.4	10.8%
Viibryd®/Fetzima®	-	86.5	1.0	-	87.5	-	87.6	-	-	87.6	(0.1)	(0.1)%
Alloderm	84.6	-	1.5	-	86.1	-	-	-	-	-	86.1	n.a.
Vraylar™	-	80.2	-	-	80.2	-	32.4	-	-	32.4	47.8	147.5%
Ozurdex ®	24.6	-	50.2	-	74.8	20.9	-	43.4	-	64.3	10.5	16.3%
Coolsculpting Consumables	50.3	-	13.8	-	64.1	-	-	-	-	-	64.1	n.a.
Asacol®/Delzicol®	-	49.5	11.9	-	61.4	-	72.2	14.2	-	86.4	(25.0)	(28.9)%
Carafate ® /Sulcrate ®	-	58.7	0.7	-	59.4	-	56.4	0.6	-	57.0	2.4	4.2%
Zenpep®	-	56.8	-	-	56.8	-	52.5	-	-	52.5	4.3	8.2%
Aczone®	46.7	-	0.2	-	46.9	69.0	-	-	-	69.0	(22.1)	(32.0)%
Canasa®/Salofalk®	-	39.0	4.6	-	43.6	-	47.2	4.4	-	51.6	(8.0)	(15.5)%
Coolsculpting Systems & Add On Applicators	33.1	-	10.2	-	43.3	-	-	-	-	-	43.3	n.a.
Viberzi®	-	40.9	0.2	-	41.1	-	30.9	-	-	30.9	10.2	33.0%
Armour Thyroid	-	38.5	-	-	38.5	-	39.1	-	-	39.1	(0.6)	(1.5)%
Saphris®	-	37.2	-	-	37.2	-	40.8	-	-	40.8	(3.6)	(8.8)%
Namzaric®	-	37.0	-	-	37.0	-	14.9	-	-	14.9	22.1	148.3%
Rapaflo®	28.3	-	1.8	-	30.1	25.2	-	1.5	-	26.7	3.4	12.7%
Teflaro®	-	29.1	-	-	29.1	-	33.3	-	-	33.3	(4.2)	(12.6)%
Savella®	-	24.0	-	-	24.0	-	28.1	-	-	28.1	(4.1)	(14.6)%
SkinMedica®	18.7	-	1.4	-	20.1	25.8	-	-	-	25.8	(5.7)	(22.1)%
Avycaz®	-	16.9	-	-	16.9	-	4.8	-	-	4.8	12.1	n.m.
Dalvance®	-	16.1	-	-	16.1	-	10.3	-	-	10.3	5.8	56.3%
Latisse®	13.6	-	1.9	-	15.5	17.2	-	1.9	-	19.1	(3.6)	(18.8)%
Tazorac®	15.1	-	0.1	-	15.2	27.5	-	0.2	-	27.7	(12.5)	(45.1)%
Lexapro®	-	12.9	-	-	12.9	-	15.6	-	-	15.6	(2.7)	(17.3)%
Kybella® /Belkyra®	9.6	-	1.6	-	11.2	14.2	-	0.5	-	14.7	(3.5)	(23.8)%
Liletta®	-	9.3	-	-	9.3	-	4.4	-	-	4.4	4.9	111.4%
Minastrin® 24	-	3.6	-	-	3.6	-	84.9	-	-	84.9	(81.3)	(95.8)%
Enablex®	-	0.9	-	-	0.9	-	1.9	-	-	1.9	(1.0)	(52.6)%
Namenda® IR	-	-	-	-	-	-	2.9	-	-	2.9	(2.9)	(100.0)%
Other Products Revenues	71.5	169.3	98.4	4.3	343.5	22.7	147.2	89.5	6.8	266.2	77.3	29.0%
Less product sold through our former Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	(23.7)	(23.7)	23.7	n.a.
Total Net Revenues	$1,724.8	$1,497.4	$807.8	$4.3	4,034.3	$1,453.2	$1,488.1	$697.8	$(16.9)	3,622.2	$412.1	11.4%
** Represents sales of all fillers including Juvederm and Voluma product lines.
	Nine Months Ended September 30, 2017					Nine Months Ended September 30, 2016					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage

Botox®	$1,642.0	$—	$662.6	$-	$2,304.6	$1,454.0	$-	$592.9	$-	$2,046.9	$257.7	12.6%
Restasis®	1,012.0	-	46.7	-	1,058.7	1,026.4	-	49.7	-	1,076.1	(17.4)	(1.6)%
Juvederm Collection**	361.6	-	386.0	-	747.6	325.3	-	304.2	-	629.5	118.1	18.8%
Linzess®/Constella®	-	506.3	16.1	-	522.4	-	452.0	12.7	-	464.7	57.7	12.4%
Lumigan®/Ganfort®	236.6	-	271.8	-	508.4	240.4	-	269.2	-	509.6	(1.2)	(0.2)%
Bystolic® /Byvalson®	-	454.7	1.6	-	456.3	-	479.0	1.3	-	480.3	(24.0)	(5.0)%
Alphagan®/Combigan®	275.5	-	128.4	-	403.9	274.3	-	127.3	-	401.6	2.3	0.6%
Eye Drops	152.2	-	207.2	-	359.4	140.1	-	206.9	-	347.0	12.4	3.6%
Namenda XR®	-	355.0	-	-	355.0	-	486.5	-	-	486.5	(131.5)	(27.0)%
Lo Loestrin®	-	332.8	-	-	332.8	-	296.0	-	-	296.0	36.8	12.4%
Breast Implants	173.6	-	116.8	-	290.4	149.2	-	112.5	-	261.7	28.7	11.0%
Estrace® Cream	-	265.1	-	-	265.1	-	276.4	-	-	276.4	(11.3)	(4.1)%
Viibryd®/Fetzima®	-	244.2	2.1	-	246.3	-	252.6	0.1	-	252.7	(6.4)	(2.5)%
Alloderm	223.3	-	5.0	-	228.3	-	-	-	-	-	228.3	n.a.
Ozurdex ®	72.0	-	152.5	-	224.5	61.8	-	130.2	-	192.0	32.5	16.9%
Vraylar™	-	200.1	-	-	200.1	-	51.1	-	-	51.1	149.0	n.m.
Asacol®/Delzicol®	-	152.7	36.8	-	189.5	-	297.9	40.5	-	338.4	(148.9)	(44.0)%
Carafate ® /Sulcrate ®	-	176.6	2.1	-	178.7	-	167.7	1.7	-	169.4	9.3	5.5%
Zenpep®	-	153.8	-	-	153.8	-	145.1	-	-	145.1	8.7	6.0%
Canasa®/Salofalk®	-	115.7	13.3	-	129.0	-	135.0	13.0	-	148.0	(19.0)	(12.8)%
Aczone®	128.3	-	0.3	-	128.6	156.1	-	-	-	156.1	(27.5)	(17.6)%
Coolsculpting Consumables	98.2	-	26.3	-	124.5	-	-	-	-	-	124.5	n.a.
Armour Thyroid	-	117.8	-	-	117.8	-	121.8	-	-	121.8	(4.0)	(3.3)%
Saphris®	-	117.5	-	-	117.5	-	123.6	-	-	123.6	(6.1)	(4.9)%
Viberzi®	-	113.7	0.3	-	114.0	-	55.3	-	-	55.3	58.7	106.1%
Namzaric®	-	94.0	-	-	94.0	-	38.0	-	-	38.0	56.0	147.4%
Teflaro®	-	92.7	-	-	92.7	-	101.9	-	-	101.9	(9.2)	(9.0)%
Rapaflo®	79.9	-	5.5	-	85.4	87.6	-	4.2	-	91.8	(6.4)	(7.0)%
Coolsculpting Systems & Add On Applicators	64.1	-	20.4	-	84.5	-	-	-	-	-	84.5	n.a.
Savella®	-	74.3	-	-	74.3	-	74.1	-	-	74.1	0.2	0.3%
SkinMedica®	72.1	-	1.4	-	73.5	81.5	-	-	-	81.5	(8.0)	(9.8)%
Minastrin® 24	-	56.1	-	-	56.1	-	247.5	1.4	-	248.9	(192.8)	(77.5)%
Tazorac®	51.3	-	0.5	-	51.8	68.0	-	0.6	-	68.6	(16.8)	(24.5)%
Latisse®	40.5	-	6.2	-	46.7	54.7	-	6.2	-	60.9	(14.2)	(23.3)%
Avycaz®	-	42.7	-	-	42.7	-	26.9	-	-	26.9	15.8	58.7%
Kybella® /Belkyra®	37.4	-	5.1	-	42.5	38.2	-	1.6	-	39.8	2.7	6.8%
Dalvance®	-	40.9	1.2	-	42.1	-	26.7	-	-	26.7	15.4	57.7%
Lexapro®	-	39.4	-	-	39.4	-	50.8	-	-	50.8	(11.4)	(22.4)%
Liletta®	-	23.1	-	-	23.1	-	15.0	-	-	15.0	8.1	54.0%
Enablex®	-	2.8	-	-	2.8	-	14.7	-	-	14.7	(11.9)	(81.0)%
Namenda® IR	-	0.1	-	-	0.1	-	12.8	-	-	12.8	(12.7)	(99.2)%
Other Products Revenues	201.2	498.8	287.4	18.3	1,005.7	83.2	442.5	251.9	26.5	804.1	201.6	25.1%
Less product sold through our former Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	(80.0)	(80.0)	80.0	(100.0)%
Total Net Revenues	$4,921.8	$4,270.9	$2,403.6	$18.3	11,614.6	$4,240.8	$4,390.9	$2,128.1	$(53.5)	10,706.3	$908.3	8.5%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016.
Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	September 30,	December 31,
	2017	2016

Assets
Cash and cash equivalents	$1,612.7	$1,724.0
Marketable securities	3,829.1	11,501.5
Accounts receivable, net	2,808.6	2,531.0
Inventories	899.8	718.0
Prepaid expenses and other current assets	962.6	1,383.4
Assets held for sale	11.1	27.0
Property, plant and equipment, net	1,802.2	1,611.3
Investments and other assets	596.9	515.4
Product rights and other intangibles	56,698.9	62,618.6
Goodwill	49,770.9	46,356.1
Total assets	$118,992.8	$128,986.3

Liabilities & Equity
Current liabilities	$4,762.8	$5,076.8
Current and long-term debt and capital leases	30,336.1	32,768.7
Deferred income taxes and other liabilities	12,720.4	14,940.3
Total equity	71,173.5	76,200.5
Total liabilities and equity	$118,992.8	$128,986.3

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2017 and 2016.
Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net (loss) / income	$(3,954.0)	$15,221.8	$(7,242.1)	$14,978.3
Reconciliation to net cash provided by operating activities:
Depreciation	42.0	40.7	123.2	117.6
Amortization	1,781.0	1,609.1	5,274.9	4,836.7
Provision for inventory reserve	28.6	45.8	77.3	162.7
Share-based compensation	72.3	81.1	220.8	269.9
Deferred income tax benefit	(1,726.5)	(190.0)	(3,205.3)	(517.1)
Pre-tax gain on sale of generics business'	-	(24,203.1)	-	(24,203.1)
Non-cash tax effect of gain on sale of generics business	-	5,749.9	-	5,749.9
In-process research and development impairments	202.0	42.0	1,245.3	316.9
Loss on asset sales and impairments, net	3,874.8	(4.7)	3,896.2	(24.0)
Net income impact of other-than-temporary loss on investment in Teva securities	1,295.5	-	3,273.5	-
Amortization of inventory step up	38.4	-	126.2	42.4
Non-cash extinguishment of debt	-	-	(8.2)	-
Amortization of deferred financing costs	6.4	23.6	19.6	44.6
Contingent consideration adjustments, including accretion	(66.8)	15.9	(51.6)	76.7
Other, net	4.4	10.4	(18.2)	(16.0)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	0.5	460.8	(138.5)	(40.4)
Decrease / (increase) in inventories	(12.6)	(38.4)	(107.7)	(221.6)
Decrease / (increase) in prepaid expenses and other current assets	35.3	(86.5)	45.8	158.9
Increase / (decrease) in accounts payable and accrued expenses	(148.8)	(92.1)	(356.3)	331.9
Increase / (decrease) in income and other taxes payable	(27.6)	346.0	646.1	(131.6)
Increase / (decrease) in other assets and liabilities	27.5	(130.0)	4.0	(397.5)
Net cash provided by / (used in) operating activities	1,472.4	(1,097.7)	3,825.0	1,535.2
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(96.8)	(67.7)	(234.0)	(250.5)
Additions to product rights and other intangibles	(18.0)	-	(604.3)	-
Sale of generics business	-	33,304.5	-	33,304.5
Additions to investments	(1,645.9)	(15,445.5)	(8,433.8)	(15,445.5)
Proceeds from sale of investments and other assets	1,276.9	14.5	14,474.4	40.0
Proceeds from sales of property, plant and equipment	1.5	18.8	5.8	33.3
Acquisitions of businesses, net of cash acquired	-	(74.5)	(5,290.4)	(74.5)
Net cash (used in) / provided by investing activities	(482.3)	17,750.1	(82.3)	17,607.3
Cash Flows From Financing Activities:
Proceeds from borrowings on long-term indebtedness, including credit facility	2.0	150.0	3,025.0	1,050.0
Debt issuance and other financing costs	-	-	(17.5)	-
Payments on debt, including capital lease obligations	-	(6,995.4)	(5,579.2)	(10,831.0)
Proceeds from stock plans	42.5	30.7	167.2	138.0
Payments of contingent consideration and other financing	(10.1)	(13.9)	(515.2)	(77.7)
Repurchase of ordinary shares	(1.2)	(2,691.3)	(36.4)	(2,758.6)
Dividends	(305.1)	(69.6)	(917.0)	(208.8)
Net cash (used in) financing activities	(271.9)	(9,589.5)	(3,873.1)	(12,688.1)
Effect of currency exchange rate changes on cash and cash equivalents	7.6	2.3	19.1	4.3
Net increase / (decrease) in cash and cash equivalents	725.8	7,065.2	(111.3)	6,458.7
Cash and cash equivalents at beginning of period	886.9	489.5	1,724.0	1,096.0
Cash and cash equivalents at end of period	$1,612.7	$7,554.7	$1,612.7	$7,554.7

Non-GAAP performance net income per share is used by management as one of the primary metrics in evaluating the Company's performance.  We believe that Non-GAAP performance net income per share enhances the comparability of our results between periods and provides additional information and transparency to investors on adjustments and other items that are not indicative of the Company's current and future operating performance.  These are the financial measures used by our management team to evaluate our operating performance and make day to day operating decisions.  We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives, (iii) acquisition, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses.  Non-GAAP performance net income per share is not, and should not be viewed as, a substitute for reported GAAP continuing operations loss per share.  The Company has consistently excluded amortization of all intangible assets, including the product rights that generate a significant portion of our ongoing revenue. The Company's total accumulated amortization, including impairments of currently marketed products, related to our intangible assets as of September 30, 2017 and December 31, 2016 was $23.9 billion and $14.6 billion, respectively, and is expected to continue to be a material non-GAAP adjustment.  The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three and nine months ended September 30, 2017 and 2016:

Table 5

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended September 30, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$4,034.3	$586.5	$442.6	$832.8	$336.9	$1,781.0	$4,076.8	$(254.1)	$(1,310.3)	$(1,638.8)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(38.4)	-	-	-	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.2)	(4.3)	(8.1)	(3.4)	-	-	-	-	-
Severance due to integration of acquired entities	-	-	(0.5)	(3.2)	(2.0)	-	-	-	-	-
Non-acquisition related severance and restructuring	-	(39.7)	11.7	5.2	(6.4)	-	-	-	-	-
Costs associated with disposed businesses	-	(1.6)	-	(0.2)	(0.3)	-	-	-	-	-
Integration charges of acquired businesses	-	-	(1.4)	1.3	(21.1)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Heptares Therapeutics Ltd.	-	-	(15.0)	-	-	-	-	-	-	-
Lyndra, Inc.	-	-	(15.0)	-	-	-	-	-	-	-
Other	-	-	(12.6)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	67.0	(0.2)	-	-	-	-	-	-	-
Net income impact of determining that the loss on investment of Teva securities is other-than-temporary	-	-	-	-	-	-	-	-	1,295.5	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(6.8)	-	-
Impairment of Restasis® intangible assets and dry eye IPR&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(3,394.0)	-	-	-
Impairment of Aczone® intangible assets	-	-	-	-	-	-	(646.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the Warner Chilcott acquisition	-	-	-	-	-	-	(21.0)	-	-	-
Impairment of IPR&D products acquired in the Allergan Acquisition	-	-	-	-	-	-	(17.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	1.2	-	-	-
Litigation settlement related charges	-	-	-	-	(32.9)	-	-	-	-	-
Other adjustments	-	(13.8)	-	(1.3)	2.3	(1,781.0)	-	-	0.3	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	1,856.3
Discrete income tax events	-	-	-	-	-	-	-	-	-	4.3

Non-GAAP Adjusted	$4,034.3	$558.8	$405.3	$826.5	$273.1	$-	$-	$(260.9)	$(14.5)	$221.8

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended September 30, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,622.2	$462.2	$622.8	$796.0	$361.2	$1,609.1	$37.3	$(306.2)	$33.6	$(158.9)

Expenditures incurred with the Pfizer transaction	-	(1.3)	(2.2)	(5.2)	(9.3)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.7)	(8.0)	(16.3)	(12.0)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(0.3)	(4.1)	(2.6)	(12.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(6.4)	(2.9)	3.7	(38.5)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Retrosense Therapeutics, LLC	-	-	(59.7)	-	-	-	-	-	-	-
Akarna Therapeutics, Ltd.	-	-	(48.2)	-	-	-	-	-	-	-
Merck license agreement	-	-	(100.0)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(10.4)	(5.5)	-	-	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(18.2)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.3)	-	-
Abandonment of certain R&D projects acquired in the Forest acquisition	-	-	-	-	-	-	(42.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	4.7	-	-	-
Litigation settlement related charges	-	-	-	-	(40.8)	-	-	-	-	-
Other adjustments	-	0.1	(5.8)	-	1.3	(1,609.1)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	147.7
Discrete income tax events	-	-	-	-	-	-	-	-	-	134.5

Non-GAAP Adjusted	$3,622.2	$442.2	$386.4	$775.6	$231.3	$-	$-	$(316.5)	$33.6	$123.3

The non-GAAP income tax expense is determined based on our pre-tax income adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate for the three months ended September 30, 2017 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the three months ended September 30, 2017 excludes a net discrete tax benefit of approximately $4.3 million related to individually insignificant items.

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Nine Months Ended September 30, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$11,614.6	$1,587.1	$1,691.9	$2,637.1	$1,112.8	$5,274.9	$5,141.5	$(779.3)	$(3,366.6)	$(2,752.1)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(126.2)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(2.0)	(2.4)	(5.6)	(10.5)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(3.3)	(14.5)	(26.4)	(45.8)	-	-	-	-	-
Severance due to integration of acquired entities	-	(0.5)	(3.0)	(18.7)	(16.7)	-	-	-	-	-
Non-acquisition related severance and restructuring	-	(45.1)	(15.1)	(24.7)	(9.9)	-	-	-	-	-
Costs associated with disposed businesses	-	(2.6)	-	(0.2)	(13.7)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.6)	(2.3)	(4.3)	(76.1)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Assembly Biosciences, Inc.	-	-	(50.0)	-	-	-	-	-	-	-
Lysosomal Therapeutics, Inc.	-	-	(145.0)	-	-	-	-	-	-	-
Editas Medicine Inc.	-	-	(90.0)	-	-	-	-	-	-	-
Akarna Therapeutics, Ltd.	-	-	(39.6)	-	-	-	-	-	-	-
Heptares Therapeutics Ltd.	-	-	(15.0)	-	-	-	-	-	-	-
Lyndra, Inc.	-	-	(15.0)	-	-	-	-	-	-	-
Other	-	-	(31.9)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	127.3	(75.7)	-	-	-	-	-	-	-
Net income impact of determining that the loss on investment of Teva securities is other-than-temporary	-	-	-	-	-	-	-	-	3,273.5	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(26.8)	-	-
Termination of agreement for SER-120	-	-	-	-	-	-	(147.4)	-	-	-
Impairment of Restasis® intangible assets and dry eye IPR&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(3,394.0)	-	-	-
Impairment of Aczone® intangible assets	-	-	-	-	-	-	(646.0)	-	-	-
Impairment of IPR&D products acquired in the Allergan Acquisition	-	-	-	-	-	-	(567.0)	-	-	-
Decrease in realization of certain R&D projects acquired in the Uteron acquisition	-	-	-	-	-	-	(91.3)	-	-	-
Decrease in realization of certain R&D projects acquired in the Warner Chilcott acquisition	-	-	-	-	-	-	(278.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(17.8)	-	-	-
Settlement of Naurex, Inc. agreement	-	-	-	-	-	-	-	-	(20.0)	-
Impact of debt refinancing	-	-	-	-	(12.6)	-	-	-	161.5	-
Litigation settlement related charges	-	-	-	-	(74.3)	-	-	-	-	-
Other adjustments	-	(12.5)	0.7	(1.5)	13.1	(5,274.9)	-	-	6.0	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	3,150.3
Discrete income tax events	-	-	-	-	-	-	-	-	-	220.7

Non-GAAP Adjusted	$11,614.6	$1,521.6	$1,193.1	$2,555.7	$866.3	$-	$-	$(806.1)	$54.4	$618.9

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Nine Months Ended September 30, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$10,706.3	$1,381.1	$1,662.4	$2,429.6	$1,033.9	$4,831.9	$292.9	$(979.4)	$184.2	$(825.8)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(42.4)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(3.5)	(5.7)	(26.2)	(57.5)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(6.4)	(31.8)	(55.3)	(35.7)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(3.6)	(6.7)	(8.0)	(17.8)	-	-	-	-	-
Integration charges of acquired businesses	-	(8.9)	3.4	(3.7)	(121.5)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine Therapeutics, Inc.	-	-	(85.8)	-	-	-	-	-	-	-
Anterios, Inc.	-	-	(89.2)	-	-	-	-	-	-	-
Retrosense Therapeutics, LLC	-	-	(59.7)	-	-	-	-	-	-	-
Akarna Therapeutics, Ltd.	-	-	(48.2)	-	-	-	-	-	-	-
Merck license agreement	-	-	(100.0)	-	-	-	-	-	-	-
Heptares Therapeutics Ltd.	-	-	(125.0)	-	-	-	-	-	-	-
Other	-	-	(34.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(13.4)	(65.8)	-	(0.1)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(18.4)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(40.6)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(24.0)	-	-	-
Abandonment of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(189.9)	-	-	-
Abandonment of certain R&D projects acquired in the Forest acquisition	-	-	-	-	-	-	(42.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(37.0)	-	-	-
Litigation settlement related charges	-	-	-	-	(100.0)	-	-	-	-	-
Other adjustments	-	-	(5.8)	(0.1)	(4.5)	(4,831.9)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	1,127.8
Discrete income tax events	-	-	-	-	-	-	-	-	-	62.2

Non-GAAP Adjusted	$10,706.3	$1,302.9	$1,007.9	$2,336.3	$678.4	$-	$-	$(1,020.0)	$34.2	$364.2

The non-GAAP income tax expense is determined based on our pre-tax income adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate for the nine months ended September 30, 2017 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the nine months ended September 30, 2017 excludes a net discrete tax benefit of approximately $220.7 million related to the tax effects of an investment in a U.S. subsidiary, integration activities and other individually insignificant items.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP performance net income and non-GAAP performance net income per share for the three and nine months ended September 30, 2017 and 2016:

Table 6

ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP to Non-GAAP Performance net income calculation

GAAP (loss) from continuing operations attributable to shareholders	$(3,949.6)	$(381.9)	$(7,229.2)	$(899.2)
Adjusted for:
Amortization	1,781.0	1,609.1	5,274.9	4,831.9
Acquisition and licensing charges (1)	1,404.5	321.5	4,036.1	793.2
Accretion and fair-value adjustments to contingent consideration	(66.8)	15.9	(51.6)	79.3
Impairment/asset sales and related costs	4,076.8	37.3	5,141.5	292.9
Non-recurring (gain) / losses	13.8	18.2	187.9	18.4
Global supply chain initiatives	39.7	-	39.7	-
Legal settlements	32.9	40.8	74.3	100.0
Income taxes on items above and other income tax adjustments	(1,860.6)	(282.2)	(3,371.0)	(1,190.0)
Non-GAAP performance net income attributable to shareholders	$1,471.7	$1,378.7	$4,102.6	$4,026.5

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$(11.84)	$(0.97)	$(21.61)	$(2.28)

Non-GAAP performance net income per share attributable to shareholders	$4.15	$3.32	$11.51	$9.66

Basic weighted average ordinary shares outstanding	333.5	392.7	334.6	394.4
Effect of dilutive securities:
Dilutive shares	21.4	22.0	21.9	22.3
Diluted weighted average ordinary shares outstanding	354.9	414.7	356.5	416.7

(1) Includes stock-based compensation primarily due to the Zeltiq, Allergan and Forest acquisitions as well as the valuation accounting impact in interest expense, net.

We define adjusted EBITDA as an amount equal to consolidated net income / (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP adjusted operating income as adjusted EBITDA including depreciation and certain stock-based compensation charges and excluding dividend income and other-than-temporary investment impairments included within other income (expense), net.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three and nine months ended September 30, 2017 and 2016 to adjusted EBITDA and adjusted operating income:

Table 7

ALLERGAN PLC
ADJUSTED EBITDA and ADJUSTED OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP (loss) from continuing operations attributable to shareholders	$(3,949.6)	$(381.9)	$(7,229.2)	$(899.2)
Plus:
Interest expense	265.2	324.3	832.3	1,002.9
Interest income	(11.1)	(18.1)	(53.0)	(23.5)
(Benefit) for income taxes	(1,638.8)	(158.9)	(2,752.1)	(825.8)
Depreciation	42.0	40.7	123.2	114.5
Amortization	1,781.0	1,609.1	5,274.9	4,831.9
EBITDA	$(3,511.3)	$1,415.2	$(3,803.9)	$4,200.8
Adjusted for:
Acquisition and licensing and other charges	1,394.3	293.8	3,972.9	704.6
Impairment/asset sales and related costs	4,076.8	37.3	5,141.5	292.9
Non-recurring (gain) / losses	13.8	18.2	187.9	18.4
Global supply chain initiatives	39.7	-	39.7	-
Legal settlements	32.9	40.8	74.3	100.0
Accretion and fair-value adjustments to contingent consideration	(66.8)	15.9	(51.6)	79.3
Share-based compensation including cash settlements	72.3	81.0	252.3	257.0
Adjusted EBITDA	$2,051.7	$1,902.2	$5,813.1	$5,653.0
Adjusted for:
Depreciation	(42.0)	(40.7)	(123.2)	(114.5)
Dividend income	(8.5)	(34.1)	(76.7)	(34.1)
Other-than-temporary security impairments	22.3	-	22.3	-
Share-based compensation not related to restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(55.3)	(43.0)	(162.3)	(127.8)
Adjusted Operating Income	$1,968.2	$1,784.4	$5,473.2	$5,376.6

The following table details Allergan plc's segment contribution reconciled to the non-GAAP contribution for the same financial statement line items for the three and nine months ended September 30, 2017 and 2016.

										Table 8
ALLERGAN PLC
Segment Contribution to Non-GAAP Allergan plc Contribution
(Unaudited; $ in millions)

	Three Months Ended September 30, 2017					Three Months Ended September 30, 2016
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$1,724.8	$1,497.4	$807.8	$4.3	$4,034.3	$1,453.2	$1,488.1	$697.8	$(16.9)	$3,622.2
Operating expenses:
Cost of sales(1)(2)	131.4	225.5	116.3	85.6	558.8	69.2	215.1	95.1	62.8	442.2
Selling and marketing	353.5	247.7	224.8	0.5	826.5	292.4	292.8	188.2	2.2	775.6
General and administrative	54.8	47.7	28.3	142.3	273.1	41.2	42.3	28.0	119.8	231.3
Segment contribution	$1,185.1	$976.5	$438.4	$(224.1)	$2,375.9	$1,050.4	$937.9	$386.5	$(201.7)	$2,173.1
Segment margin	68.7%	65.2%	54.3%	n.m.	58.9%	72.3%	63.0%	55.4%	n.m.	60.0%
Segment gross margin(3)	92.4%	84.9%	85.6%	n.m.	86.1%	95.2%	85.5%	86.4%	n.m.	87.8%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the three months ended September 30, 2016 of $23.7 million, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $23.0 million in the three months ended September 30, 2016.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

	Nine Months Ended September 30, 2017					Nine Months Ended September 30, 2016
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$4,921.8	$4,270.9	$2,403.6	$18.3	$11,614.6	$4,240.8	$4,390.9	$2,128.1	$(53.5)	$10,706.3
Operating expenses:
Cost of sales(1)(2)	349.4	623.2	341.6	207.4	1,521.6	215.0	649.6	309.3	129.0	1,302.9
Selling and marketing	1,040.7	838.3	673.2	3.5	2,555.7	844.8	902.8	582.7	6.0	2,336.3
General and administrative	149.4	129.7	86.5	500.7	866.3	126.4	128.2	86.5	337.3	678.4
Segment contribution	$3,382.3	$2,679.7	$1,302.3	$(693.3)	$6,671.0	$3,054.6	$2,710.3	$1,149.6	$(525.8)	$6,388.7
Segment margin	68.7%	62.7%	54.2%	n.m.	57.4%	72.0%	61.7%	54.0%	n.m.	59.7%
Segment gross margin(3)	92.9%	85.4%	85.8%	n.m.	86.9%	94.9%	85.2%	85.5%	n.m.	87.8%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the nine months ended September 30, 2016 of $80.0 million, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $78.2 million in the nine months ended September 30, 2016.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.
The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutics segment for the three and nine months ended September 30, 2017 and 2016.

Table 9
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended September 30,		Change
	2017	2016 (1)	Dollars	%

Total Eye Care	$635.3	$608.5	$26.8	4.4%
Restasis®	366.8	356.4	10.4	2.9%
Alphagan®/Combigan®	92.7	93.4	(0.7)	(0.7)%
Lumigan®/Ganfort®	83.3	78.3	5.0	6.4%
Ozurdex®	24.6	20.9	3.7	17.7%
Eye Drops	53.7	50.2	3.5	7.0%
Other Eye Care	14.2	9.3	4.9	52.7%
Total Medical Aesthetics	602.3	388.9	213.4	54.9%
Facial Aesthetics	314.9	293.7	21.2	7.2%
Botox® Cosmetics	189.7	174.5	15.2	8.7%
Juvederm Collection	115.6	105.0	10.6	10.1%
Kybella®	9.6	14.2	(4.6)	(32.4)%
Plastic Surgery	58.0	52.2	5.8	11.1%
Breast Implants	58.0	51.1	6.9	13.5%
Other Plastic Surgery	-	1.1	(1.1)	(100.0)%
Regenerative Medicine	113.7	-	113.7	n.a.
Alloderm®	84.6	-	84.6	n.a.
Other Regenerative Medicine	29.1	-	29.1	n.a.
Body Contouring	83.4	-	83.4	n.a.
Coolsculpting® Systems & Add On Applicators	33.1	-	33.1	n.a.
Coolsculpting® Consumables	50.3	-	50.3	n.a.
Skin Care	32.3	43.0	(10.7)	(24.9)%
SkinMedica®	18.7	25.8	(7.1)	(27.5)%
Latisse®	13.6	17.2	(3.6)	(20.9)%
Total Medical Dermatology	86.9	116.1	(29.2)	(25.2)%
Aczone®	46.7	69.0	(22.3)	(32.3)%
Tazorac®	15.1	27.5	(12.4)	(45.1)%
Botox® Hyperhidrosis	16.8	16.3	0.5	3.1%
Other Medical Dermatology	8.3	3.3	5.0	151.5%
Total Neuroscience & Urology	380.4	330.7	49.7	15.0%
Botox® Therapeutics	352.1	305.5	46.6	15.3%
Rapaflo®	28.3	25.2	3.1	12.3%
Other Neuroscience & Urology	-	-	-	n.a.
Other Revenues	19.9	9.0	10.9	121.1%
Net revenues	$1,724.8	$1,453.2	$271.6	18.7%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

	Nine Months Ended September 30,		Change
	2017	2016 (1)	Dollars	%

Total Eye Care	$1,788.5	$1,777.6	$10.9	0.6%
Restasis®	1,012.0	1,026.4	(14.4)	(1.4)%
Alphagan®/Combigan®	275.5	274.3	1.2	0.4%
Lumigan®/Ganfort®	236.6	240.4	(3.8)	(1.6)%
Ozurdex®	72.0	61.8	10.2	16.5%
Eye Drops	152.2	140.1	12.1	8.6%
Other Eye Care	40.2	34.6	5.6	16.2%
Total Medical Aesthetics	1,736.3	1,182.6	553.7	46.8%
Facial Aesthetics	982.8	893.3	89.5	10.0%
Botox® Cosmetics	583.8	529.8	54.0	10.2%
Fillers	361.6	325.3	36.3	11.2%
Kybella®	37.4	38.2	(0.8)	(2.1)%
Plastic Surgery	173.6	153.1	20.5	13.4%
Breast Implants	173.6	149.2	24.4	16.4%
Other Plastic Surgery	-	3.9	(3.9)	(100.0)%
Regenerative Medicine	305.0	-	305.0	n.a.
Alloderm®	223.3	-	223.3	n.a.
Other Regenerative Medicine	81.7	-	81.7	n.a.
Body Contouring	162.3	-	162.3	n.a.
Coolsculpting® Systems & Add On Applicators	64.1	-	64.1	n.a.
Coolsculpting® Consumables	98.2	-	98.2	n.a.
Skin Care	112.6	136.2	(23.6)	(17.3)%
SkinMedica®	72.1	81.5	(9.4)	(11.5)%
Latisse®	40.5	54.7	(14.2)	(26.0)%
Total Medical Dermatology	255.3	282.2	(26.9)	(9.5)%
Aczone®	128.3	156.1	(27.8)	(17.8)%
Tazorac®	51.3	68.0	(16.7)	(24.6)%
Botox® Hyperhidrosis	50.4	48.9	1.5	3.1%
Other Medical Dermatology	25.3	9.2	16.1	175.0%
Total Neuroscience & Urology	1,087.7	963.8	123.9	12.9%
Botox® Therapeutics	1,007.8	875.3	132.5	15.1%
Rapaflo®	79.9	87.6	(7.7)	(8.8)%
Other Neuroscience & Urology	-	0.9	(0.9)	(100.0)%
Other Revenues	54.0	34.6	19.4	56.1%
Net revenues	$4,921.8	$4,240.8	$681.0	16.1%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine segment for the three and nine months ended September 30, 2017 and 2016.
Table 10

ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended September 30,		Change
	2017	2016 (1)	Dollars	%

Total Central Nervous System (CNS)	$355.2	$325.5	29.7	9.1%
Namenda XR®	114.3	146.9	(32.6)	(22.2)%
Namzaric®	37.0	14.9	22.1	148.3%
Viibryd®/Fetzima®	86.5	87.6	(1.1)	(1.3)%
Vraylar™	80.2	32.4	47.8	147.5%
Saphris®	37.2	40.8	(3.6)	(8.8)%
Namenda® IR	-	2.9	(2.9)	(100.0)%
Total Gastrointestinal (GI)	443.5	431.4	12.1	2.8%
Linzess®	190.9	164.4	26.5	16.1%
Asacol®/Delzicol®	49.5	72.2	(22.7)	(31.4)%
Carafate®/Sulcrate®	58.7	56.4	2.3	4.1%
Zenpep®	56.8	52.5	4.3	8.2%
Canasa®/Salofalk®	39.0	47.2	(8.2)	(17.4)%
Viberzi®	40.9	30.9	10.0	32.4%
Other GI	7.7	7.8	(0.1)	(1.3)%
Total Women's Health	265.7	305.3	(39.6)	(13.0)%
Lo Loestrin®	120.0	105.7	14.3	13.5%
Estrace® Cream	101.6	98.6	3.0	3.0%
Minastrin® 24	3.6	84.9	(81.3)	(95.8)%
Liletta®	9.3	4.4	4.9	111.4%
Other Women's Health	31.2	11.7	19.5	166.7%
Total Anti-Infectives	67.2	52.5	14.7	28.0%
Teflaro®	29.1	33.3	(4.2)	(12.6)%
Dalvance®	16.1	10.3	5.8	56.3%
Avycaz®	16.9	4.8	12.1	n.m.
Other Anti-Infectives	5.1	4.1	1.0	24.4%
Diversified Brands	318.7	319.3	(0.6)	(0.2)%
Bystolic® /Byvalson®	164.2	165.1	(0.9)	(0.5)%
Armour Thyroid	38.5	39.1	(0.6)	(1.5)%
Savella®	24.0	28.1	(4.1)	(14.6)%
Lexapro®	12.9	15.6	(2.7)	(17.3)%
Enablex®	0.9	1.9	(1.0)	(52.6)%
PacPharma	3.0	6.2	(3.2)	(51.6)%
Other Diversified Brands	75.2	63.3	11.9	18.8%
Other Revenues	47.1	54.1	(7.0)	(12.9)%
Net revenues	$1,497.4	$1,488.1	$9.3	0.6%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

	Nine Months Ended September 30,		Change
	2017	2016 (1)	Dollars	%

Total Central Nervous System (CNS)	$1,010.9	$964.6	46.3	4.8%
Namenda XR®	355.0	486.5	(131.5)	(27.0)%
Namzaric®	94.0	38.0	56.0	147.4%
Viibryd®/Fetzima®	244.2	252.6	(8.4)	(3.3)%
Saphris®	117.5	123.6	(6.1)	(4.9)%
Vraylar™	200.1	51.1	149.0	n.m.
Namenda® IR	0.1	12.8	(12.7)	(99.2)%
Total Gastrointestinal (GI)	1,241.8	1,277.0	(35.2)	(2.8)%
Linzess®	506.3	452.0	54.3	12.0%
Asacol®/Delzicol®	152.7	297.9	(145.2)	(48.7)%
Carafate®/Sulcrate®	176.6	167.7	8.9	5.3%
Zenpep®	153.8	145.1	8.7	6.0%
Canasa®/Salofalk®	115.7	135.0	(19.3)	(14.3)%
Viberzi®	113.7	55.3	58.4	105.6%
Other GI	23.0	24.0	(1.0)	(4.2)%
Total Women's Health	758.4	865.1	(106.7)	(12.3)%
Lo Loestrin®	332.8	296.0	36.8	12.4%
Estrace® Cream	265.1	276.4	(11.3)	(4.1)%
Minastrin® 24	56.1	247.5	(191.4)	(77.3)%
Liletta®	23.1	15.0	8.1	54.0%
Other Women's Health	81.3	30.2	51.1	169.2%
Total Anti-Infectives	190.7	167.1	23.6	14.1%
Teflaro®	92.7	101.9	(9.2)	(9.0)%
Dalvance®	40.9	26.7	14.2	53.2%
Avycaz®	42.7	26.9	15.8	58.7%
Other Anti-Infectives	14.4	11.6	2.8	24.1%
Diversified Brands	923.2	1,038.8	(115.6)	(11.1)%
Bystolic® /Byvalson®	454.7	479.0	(24.3)	(5.1)%
Armour Thyroid	117.8	121.8	(4.0)	(3.3)%
Savella®	74.3	74.1	0.2	0.3%
Lexapro®	39.4	50.8	(11.4)	(22.4)%
Enablex®	2.8	14.7	(11.9)	(81.0)%
PacPharma	9.7	49.7	(40.0)	(80.5)%
Other Diversified Brands	224.5	248.7	(24.2)	(9.7)%
Other Revenues	145.9	78.3	67.6	86.3%
Net revenues	$4,270.9	$4,390.9	$(120.0)	(2.7)%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the International segment for the three and nine months ended September 30, 2017 and 2016.

Table 11

ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended September 30,		Change
	2017	2016	Dollars	%

Total Eye Care	$317.9	$294.2	$23.7	8.1%
Lumigan®/Ganfort®	91.5	86.6	4.9	5.7%
Alphagan®/Combigan®	43.4	41.3	2.1	5.1%
Ozurdex®	50.2	43.4	6.8	15.7%
Optive®	28.4	25.6	2.8	10.9%
Other Eye Drops	42.8	42.1	0.7	1.7%
Restasis®	15.5	15.4	0.1	0.6%
Other Eye Care	46.1	39.8	6.3	15.8%
Total Medical Aesthetics	331.1	251.0	80.1	31.9%
Facial Aesthetics	259.6	212.6	47.0	22.1%
Botox® Cosmetics	131.5	115.3	16.2	14.1%
Juvederm Collection	126.5	96.8	29.7	30.7%
Belkyra® (Kybella®)	1.6	0.5	1.1	n.m.
Plastic Surgery	38.5	35.8	2.7	7.5%
Breast Implants	38.1	35.6	2.5	7.0%
Earfold™	0.4	0.2	0.2	100.0%
Regenerative Medicine	5.1	-	5.1	n.a.
Alloderm®	1.5	-	1.5	n.a.
Other Regenerative Medicine	3.6	-	3.6	n.a.
Body Contouring	24.0	-	24.0	n.a.
Coolsculpting® Systems & Add On Applicators	10.2	-	10.2	n.a.
Coolsculpting® Consumables	13.8	-	13.8	n.a.
Skin Care	3.9	2.6	1.3	50.0%
Botox® Therapeutics and Other	141.8	134.6	7.2	5.3%
Botox® Therapeutics	84.4	78.1	6.3	8.1%
Asacol®/Delzicol®	11.9	14.2	(2.3)	(16.2)%
Constella®	5.7	4.3	1.4	32.6%
Other Products	39.8	38.0	1.8	4.7%
Other Revenues	17.0	18.0	(1.0)	(5.6)%
Net revenues	$807.8	$697.8	$110.0	15.8%

	Nine Months Ended September 30,		Change
	2017	2016	Dollars	%

Total Eye Care	$939.4	$904.4	$35.0	3.9%
Lumigan®/Ganfort®	271.8	269.2	2.6	1.0%
Alphagan®/Combigan®	128.4	127.3	1.1	0.9%
Ozurdex®	152.5	130.2	22.3	17.1%
Optive®	83.5	75.7	7.8	10.3%
Other Eye Drops	123.7	131.2	(7.5)	(5.7)%
Restasis®	46.7	49.7	(3.0)	(6.0)%
Other Eye Care	132.8	121.1	11.7	9.7%
Total Medical Aesthetics	977.3	780.0	197.3	25.3%
Facial Aesthetics	793.1	658.7	134.4	20.4%
Botox® Cosmetics	402.0	352.9	49.1	13.9%
Fillers	386.0	304.2	81.8	26.9%
Belkyra® (Kybella®)	5.1	1.6	3.5	n.m.
Plastic Surgery	118.0	112.9	5.1	4.5%
Breast Implants	116.8	112.5	4.3	3.8%
Earfold™	1.2	0.4	0.8	200.0%
Regenerative Medicine	10.7	-	10.7	n.a.
Alloderm®	5.0	-	5.0	n.a.
Other Regenerative Medicine	5.7	-	5.7	n.a.
Body Contouring	46.7	-	46.7	n.a.
Coolsculpting® Systems & Add On Applicators	20.4	-	20.4	n.a.
Coolsculpting® Consumables	26.3	-	26.3	n.a.
Skin Care	8.8	8.4	0.4	4.8%
Botox® Therapeutics and Other	426.8	399.0	27.8	7.0%
Botox® Therapeutics	260.6	240.0	20.6	8.6%
Asacol®/Delzicol®	36.8	40.5	(3.7)	(9.1)%
Constella®	16.1	12.7	3.4	26.8%
Other Products	113.3	105.8	7.5	7.1%
Other Revenues	60.1	44.7	15.4	34.5%
Net revenues	$2,403.6	$2,128.1	$275.5	12.9%

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP performance net income attributable to shareholders for the year ending December 31, 2017:
	Table 12

(in millions, except per share information)	LOW	HIGH
GAAP (loss) from continuing operations attributable to shareholders	$(6,520.0)	$(6,420.0)
Adjusted for:
Amortization	7,200.0	7,200.0
Acquisition, licensing and other non-recurring charges	4,130.0	4,130.0
Accretion and fair-value adjustments to contingent
consideration	(45.0)	(45.0)
Impairment/asset sales and related costs	5,150.0	5,150.0
Non-recurring (gains) / losses	200.0	200.0
Global Supply Chain Initiatives	40.0	40.0
Legal settlements	75.0	75.0
Income taxes on items above and other income tax
adjustments	(4,480.0)	(4,475.0)
Non-GAAP performance net income attributable to shareholders	5,750.0	5,855.0

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to
shareholders- GAAP	$(19.52)	$(19.22)
Non-GAAP performance diluted net income per share attributable to
shareholders	$16.15	$16.45

Basic weighted average ordinary shares outstanding	334.0	334.0
Effect of dilutive securities:
Dilutive shares	22.0	22.0
Diluted weighted average ordinary shares outstanding	356.0	356.0

CONTACTS:

Allergan:
Investors:
Daphne Karydas
(862) 261-8006

Media:
Mark Marmur
(862) 261-7558